For Immediate Release:  February 5, 2014

Media Contact: Tony DeFazio, 484-342-3600, tdefazio@ddcworks.com

United Development Funding IV Welcomes Stacey H. Dwyer as Chief Operating Officer

- Stacey H. Dwyer, Former EVP and Treasurer of D.R. Horton, to join UDF IV Executive Team

GRAPEVINE, TX, February 5, 2014 – United Development Funding IV (“UDF IV” or the “Company”), a non-traded real estate investment trust, announced today the addition of Stacey H. Dwyer as its Chief Operating Officer effective February 17, 2014. Ms. Dwyer, an experienced residential homebuilding and development leader, will assume operating leadership of UDF IV. She will work with the Company’s board of trustees and the Company’s Advisor to effect the strategic growth objectives and capital market transactions of UDF IV.

“We are very excited to have Stacey join the UDF team” said Hollis M Greenlaw, Chairman and Chief Executive Officer of UDF IV. “Stacey brings a diverse set of operational skills, exceptional knowledge and a wealth of meaningful experience from working for a leading national homebuilder for over 22 years. She will play an important role in our growth and expansion across the largest homebuilding markets in the country as we provide capital solutions to national and regional developers and homebuilders.”

Ms. Dwyer is joining UDF IV from D.R. Horton, Inc., the nation’s largest homebuilding company, where she served as Executive Vice President since 2000 and Treasurer since 2003. Ms. Dwyer was primarily responsible for financial community relations, including banks, investors, rating agencies and analysts. Prior to joining D.R. Horton in 1991, Ms. Dwyer was an auditor with Ernst and Young, LLP. Ms. Dwyer, a Certified Public Accountant, received a B.S. in Accounting from Southeastern Oklahoma State University and an M.S. in Accounting from the University of Texas at Arlington.

About UDF IV

UDF IV is a publicly registered, non-traded real estate investment trust focused on providing capital solutions to developers and regional homebuilders to develop and acquire single family residential home lots and to construct single family residential homes. For additional information about UDF IV please visit the website at www.udfonline.com.

Forward-Looking Statements

Certain statements contained in this release may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such statements include, in particular, statements about the Company’s plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company’s performance in future periods. Such forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this release, and does not intend, and undertakes no obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.